Exhibit 12.1
                                                                       8/16/2004
                              GEORGIA POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2003
                       and the year to date June 30, 2004

                                                                                                                           Six
                                                                                                                          Months
                                                                                                                          Ended
                                                                          Year ended December 31,                        June 30,
                                                    -----------------------------------------------------------------    ----------
                                                         1999         2000         2001         2002          2003         2004
                                                         ----         ----         ----         ----          ----         ----
                                                    ----------------------------------Thousands of Dollars-------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                        $  896,272    $  921,857   $  976,319   $  977,583    $  998,324     $485,664
Interest expense, net of amounts capitalized           196,953       211,409      185,231      169,417       184,138      109,594
Distributions on mandatorily redeemable preferred
  securities                                            65,774        59,104       59,104       62,553        59,675       15,839
AFUDC - Debt funds                                      12,429        23,396       13,574        8,405         5,415        2,763
                                                    -----------   -----------  -----------  -----------   -----------    ---------
Earnings as defined                                 $1,171,428    $1,215,766   $1,234,228   $1,217,958    $1,247,552     $613,860
                                                    ===========   ===========  ===========  ===========   ===========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K
Interest on long-term debt                          $  164,375    $  171,994   $  162,546   $  138,850    $  158,587     $ 82,122
Interest on affiliated loans                                 0             0       12,389        9,793         3,194       15,753
Interest on interim obligations                         19,787        28,262       12,692        3,074             0            0
Amort of debt disc, premium and expense, net            15,127        14,257       15,106       16,108        15,598        7,724
Other interest charges                                  10,093        20,292       (3,928)       9,995        12,174        6,758
Distributions on mandatorily redeemable preferred
  securities                                            65,774        59,104       59,104       62,553        59,675       15,839
                                                    -----------   -----------  -----------  -----------   -----------    ---------
Fixed charges as defined                            $  275,156    $  293,909   $  257,909   $  240,373    $  249,228     $128,196
                                                    ===========   ===========  ===========  ===========   ===========    =========



RATIO OF EARNINGS TO FIXED CHARGES                       4.26          4.14         4.79         5.07          5.01         4.79
                                                         =====         =====        =====        =====         =====        ====

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